Hostess Brands, Inc. Announces Strong Second Quarter 2021 Financial Results
Double-Digit Net Revenue Growth Driven by over 200 basis points of Market Share Expansion
Raises Full-Year 2021 Net Revenue and Earnings Guidance

LENEXA, KS, August 4, 2021 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”) today reported its financial results for the three and six months ended June 30, 2021.

“We had another excellent quarter marked by double-digit net revenue growth as our investments for growth are paying off. Our top-line remains strong while lapping the Voortman pipeline fill from 2020. Our category-leading point-of-sale growth and market share gains within the breakfast, all-day snacking and cookies consumer segments are driven by robust new product innovation and strong execution as we leverage our broad-based distribution strength across channels,” commented Andy Callahan, the Company’s President and Chief Executive Officer.

He continued, “Our outstanding results and the ongoing growth momentum in both at-home and on-the-go snacking occasions makes us optimistic for the balance of the year, enabling us to raise our full year financial outlook and delever to 3x by the end of the year. With our price realization, other revenue management activities and additional productivity initiatives we are well positioned to offset rising inflation. We are confident in our ability to continue to manage second half margins while building on our solid foundation for future growth through investments in capabilities, advertising and marketing to drive shareholder value.”

Second Quarter 2021 Financial Highlights1

▪Net revenue of $291.5 million increased 13.8%. Adjusted net revenue was $291.5 million, an increase of 10.8% from the same period last year, reflecting strong Hostess® branded products performance in the convenience, grocery, and dollar channels.
▪Gross profit was $105.1 million, an increase of 17.6%. On an adjusted basis, gross profit increased 7.3% overcoming rising inflation and a difficult year on year comparison as we lapped the Voortman pipeline fill.
▪Net income was $29.8 million or $0.21 per diluted share. Adjusted net income increased 10.3% to $32.2 million and adjusted EPS of $0.23 compared to $0.22 in the prior year period.
▪Adjusted EBITDA increased 5.1% to $68.4 million, or 23.5% of adjusted net revenue. The increase was driven primarily by higher Hostess® branded sales, favorable product mix and operating efficiencies more than offsetting inflation and investments made for future growth.
▪Cash and cash equivalents were $218.8 million as of June 30, 2021. Net leverage ratio declined to 3.4x driven by improved operating cash flow.
▪Raising full year 2021 guidance for revenue growth to 7.5% - 9.0% and adjusted EBITDA to $260 million - $268 million.

Other Highlights

▪Hostess manufacturer point-of-sale (“POS”) increased 11.4% and its share of the Sweet Baked Goods category increased by 207 basis points to 21.8%.
▪Hostess® branded POS grew 12.4% driven by solid core performance and strong contribution from our new product innovation, including great consumer response to our new Baby Bundt products.
▪Voortman® branded POS grew 23.7% reflecting robust consumer demand and execution of the Company's growth initiatives.
▪Executed pricing initiatives with realization to begin in the second half of year.
1This press release contains certain non-GAAP financial measures, including adjusted net revenue, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted net income attributed to Class A stockholders and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the second quarter of 2020. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the thirteen week period ended July 3, 2021 and reflects a scheduled one-week shift in current and prior-year reporting periods performed by Nielsen in April 2021 to better coincide with calendar periods. The Company's leverage ratio is net debt (total long-term debt less cash) divided by the trailing twelve months adjusted EBITDA.

▪Launched new “Live Your Mostess”® national advertising campaign in June 2021 across multiple retail and consumer digital platforms.
▪Published first Hostess Brands Corporate Responsibility report in June 2021 demonstrating our commitment to enhancing transparency into our ongoing ESG initiatives.
▪Advanced the installation of new cake line investment to expand our capacity with ramp up expected in the second half of 2021.
▪Company repurchased approximately 1.5 million shares for $25 million under its previously authorized $100 million share repurchase authorization.

Guidance and Outlook

The Company is raising its full year 2021 guidance as follows:

	Updated Guidance	Initial Guidance
Adjusted net revenue growth	7.5% - 9.0%	3.0% - 4.5%
Adjusted EBITDA	$260 - $268 million	$255 - $265 million
Adjusted EPS (diluted)	$0.83 - $0.87*	$0.80 - $0.85
Leverage ratio	~3x	~3x
Capital expenditures	$60 - $65 million	$60 - $65 million
Effective tax rate	27.5%	27.0%
*Based on weighted average shares outstanding of 139 million, which includes approximately 8 million shares of dilution due to the warrants.

The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for deferred taxes, remeasurement of the Tax Receivable Agreement, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Second Quarter 2021 Compared to Second Quarter 20201

Net revenue was $291.5 million, an increase of 13.8%, or $35.3 million, compared to $256.2 million. Adjusted net revenue was $291.5 million, an increase of 10.8%, compared to $263.0 million in the prior year period. Adjusted net revenue growth was primarily driven by sweet baked goods net revenue, which increased $29.9 million or 12.9%. This growth was driven by double-digit POS growth in grocery, dollar and convenience channels with continued momentum of single-serve products and innovation. Voortman adjusted net revenue of $29.0 million was down $1.4 million or 4.6% due to lapping of last year's inventory pipeline fill to support Voortman's transition to the warehouse distribution model. Voortman POS trends remained strong with 23.7% growth in the quarter.

Gross profit was $105.1 million, or 36.1% of net revenue compared to 34.9% in the same period last year. Adjusted gross profit margin of 36.1% declined from 37.3% in the same period last year as the year-ago period benefited from a temporary margin lift due to Voortman's pipeline fill. Adjusted gross profit increased 7.3% as higher volumes, favorable product mix and productivity initiatives offset commodity, labor and transportation costs inflation.

Operating income was $53.1 million. Adjusted operating income of $54.2 million increased 10.6% from the same period last year as higher gross profit was partially offset by higher general and administrative investments as well as advertising and marketing spending to support top-line growth.
Adjusted EBITDA of $68.4 million, or 23.5% of adjusted net revenue, increased 5.1% from the same period last year driven by strong Hostess® branded volume and favorable product mix. Depreciation and amortization expense declined $1.2 million to $12.5 million and share-based compensation expense declined $0.8 million to $1.6 million in the quarter.

The Company's effective tax rate was 28.2% compared to 84.8% in the prior year, which reflected a non-taxable $16.4 million change in fair value of warrant liabilities and the benefit from non-controlling interest in the prior year period. The effective tax rate, excluding discrete items was 27.3% in the current quarter.
Net income was $29.8 million compared to $1.0 million. Adjusted net income of $32.2 million increased 10.3% from the same period last year. GAAP diluted EPS was $0.21. Adjusted EPS was $0.23 compared to $0.22 in the prior year period as higher income was partially offset by higher share dilution from the warrants.
Cash from operations for the six months ended June 30, 2021 was $87.3 million compared to $60.7 million for the same period last year. Operating cash flow benefited from current year improvement in profitability as well as lapping prior-year costs related to the integration and conversion of Voortman's operations, partially offset by an increase in working capital.
Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, August 4, 2021 at 4:30 p.m. EDT to discuss the results for the second quarter. Investors interested in participating in the live call can dial 877-413-2411 from the U.S. and 201-389-0882 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, August 18, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13717991. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

1This press release contains certain non-GAAP financial measures, including adjusted net revenue, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the second quarter of 2020.

About Hostess Brands, Inc.

Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing snacks in North America sold under the Hostess®, Dolly Madison®, Cloverhill®, Big Texas®, and Voortman® brands. The Hostess® brand’s history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. In January 2020, the Company acquired Voortman Cookies Limited which produces a variety of cookies and wafers products, including sugar-free products under the Voortman® brand. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements

This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; protecting intellectual property rights; leveraging the Company’s brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to pass cost increases on to our customers; the ability to maintain or add additional shelf or retail space for the Company’s products; our ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; adverse impact or disruption to our business caused by COVID-19 or future outbreaks of highly infectious or contagious diseases; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; significant changes in the availability and pricing of transportation; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; dependence on third parties for significant services; unanticipated business disruptions; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.

As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K/A for 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to be filed today. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$218,807	$173,034
Accounts receivable, net	148,726	125,550
Inventories	52,164	49,348
Prepaids and other current assets	13,150	21,614
Total current assets	432,847	369,546
Property and equipment, net	311,535	303,959
Intangible assets, net	1,956,147	1,967,903
Goodwill	706,615	706,615
Other assets, net	17,976	17,446
Total assets	$3,425,120	$3,365,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$14,103	$13,811
Tax receivable agreement payments payable within one year	10,000	11,800
Accounts payable	67,751	61,428
Customer trade allowances	47,620	46,779
Warrant liabilities	1,316	861
Accrued expenses and other current liabilities	44,514	55,715
Total current liabilities	185,304	190,394
Long-term debt and lease obligations	1,107,021	1,113,037
Tax receivable agreement obligations	137,274	144,744
Deferred tax liability	310,992	295,009
Other long-term liabilities	1,585	1,560
Total liabilities	1,742,176	1,744,744

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 130,459,939 and 130,347,464 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	13	13
Additional paid in capital	1,297,670	1,281,018
Accumulated other comprehensive loss	(4,728)	(10,407)
Retained earnings	412,680	356,101
Treasury stock	(22,691)	(6,000)
Stockholders’ equity	1,682,944	1,620,725
Total liabilities and stockholders’ equity	$3,425,120	$3,365,469

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net revenue	$291,485	$256,226	$556,906	$499,711
Cost of goods sold	186,379	166,852	356,281	331,000
Gross profit	105,106	89,374	200,625	168,711
Operating costs and expenses:
Advertising and marketing	13,144	11,158	24,925	21,221
Selling expense	9,454	12,378	18,084	30,498
General and administrative	23,504	24,153	45,689	49,348
Amortization of customer relationships	5,878	7,110	11,756	13,594
Business combination transaction costs	—	—	—	4,282
Other operating expense	—	—	—	27
Total operating costs and expenses	51,980	54,799	100,454	118,970
Operating income	53,126	34,575	100,171	49,741
Other expense (income):
Interest expense, net	9,954	10,580	19,971	22,305
Change in fair value of warrant liabilities	531	16,382	455	(62,718)
Other expense	1,067	1,132	1,430	1,685
Total other expense (income)	11,552	28,094	21,856	(38,728)
Income before income taxes	41,574	6,481	78,315	88,469
Income tax expense	11,727	5,493	21,736	5,741
Net income	29,847	988	56,579	82,728
Less: Net income attributable to the non-controlling interest	—	1,200	—	1,492
Net income (loss) attributable to Class A stockholders	$29,847	$(212)	$56,579	$81,236

Earnings per Class A share:
Basic	$0.23	$—	$0.43	$0.66
Diluted	$0.21	$—	$0.41	$0.15
Weighted-average shares outstanding:
Basic	131,354,059	123,638,723	131,096,686	123,381,190
Diluted	138,925,489	123,818,404	138,026,854	125,312,658

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30, 2021	June 30, 2020
Operating activities
Net income	$56,579	$82,728
Depreciation and amortization	25,223	26,477
Debt discount amortization	621	664
Change in fair value of warrant liabilities	455	(62,718)
Unrealized foreign exchange losses	73	996
Non-cash lease expense	659	641
Share-based compensation	4,363	4,503
Deferred taxes	13,932	3,973
Loss on sale of assets	—	128
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(23,194)	(11,320)
Inventories	(2,816)	4,135
Prepaids and other current assets	8,844	(1,091)
Accounts payable and accrued expenses	1,735	3,323
Customer trade allowances	827	8,242
Net cash provided by operating activities	87,301	60,681

Investing activities
Purchases of property and equipment	(20,051)	(23,376)
Acquisition of business, net of cash acquired	—	(318,427)
Acquisition and development of software assets	(2,129)	(3,402)
Net cash used in investing activities	(22,180)	(345,205)

Financing activities
Repayments of long-term debt and lease obligations	(5,584)	(5,584)
Proceeds from long-term debt origination, net of fees paid	—	136,888
Distributions to non-controlling interest	—	(1,977)
Repurchase of common stock	(16,691)	—
Tax payments related to issuance of shares to employees	(1,235)	(1,036)
Cash received from exercise of options and warrants	13,524	563
Payments on tax receivable agreement	(9,270)	(1,279)
Net cash provided by (used in) financing activities	(19,256)	127,575
Effect of exchange rate changes on cash and cash equivalents	(92)	(359)
Net increase (decrease) in cash and cash equivalents	45,773	(157,308)
Cash and cash equivalents at beginning of period	173,034	285,087
Cash and cash equivalents at end of period	$218,807	$127,779

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$19,451	$21,885
Net taxes refunded	$(1,506)	$(577)
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$5,046	$1,542

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted net revenue, adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income, adjusted Class A net income, adjusted EBITDA, adjusted diluted shares and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income, net income attributed to Class A stockholders or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30, 2021
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$105,106	$53,126	$29,847	$0.21
Non-GAAP adjustments:
Foreign currency impacts	—	—	(52)	—
Change in fair value of warrant liabilities	—	—	531	—
Other (1)	158	1,066	2,184	0.02
Tax impact of adjustments	—	—	(329)	—
Adjusted Non-GAAP results	$105,264	$54,192	32,181	$0.23

Income tax			12,056
Interest expense			9,954
Depreciation and amortization			12,532
Share-based compensation			1,640
Adjusted EBITDA			$68,363
(1) Primarily professional service fees related to certain corporate initiatives, of which $0.2 million is included in cost of goods sold, $0.9 million is included in general and administrative expenses and $1.1 million is included in other non-operating expenses.

	Three Months Ended June 30, 2020
	Net Revenue	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted Shares	Diluted EPS
GAAP Results	$256,226	$89,374	$34,575	$988	$(212)	123,818	$—
Non-GAAP adjustments:
Foreign Currency impacts	—	—	—	710	676	—	0.01
Acquisition, disposal and integration related costs (1)	6,821	6,943	12,360	12,360	11,767	—	0.09
COVID-19 costs (2)	—	1,831	2,138	2,138	2,035	—	0.02
Change in fair value of warrant liabilities		—	—	16,382	16,382	758	0.13
Other	—	—	(46)	381	363	—	—
Tax impact of adjustments	—	—	—	(3,722)	(3,543)	—	(0.03)
Adjusted Non-GAAP results	$263,047	$98,148	$49,027	29,237	$27,468	124,576	$0.22

Income tax				9,215
Interest expense				10,580
Depreciation and amortization				13,656
Share-based compensation				2,425
Adjusted EBITDA				$65,113

(1) Acquisition, disposal and integration related operating costs include $1.6 million of selling expense and $3.9 million of general and administrative expenses on the consolidated statement of operations.
(2) COVID-19 operating costs are included in general and administrative expenses on the consolidated statement of operations. Total COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses.

	Six Months Ended June 30, 2021
	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$200,625	$100,171	$56,579	$0.41
Non-GAAP adjustments:
Foreign currency impacts	—	—	71	—
Change in fair value of warrant liabilities	—	—	455	—
Other (1)	158	1,066	2,422	0.02
Tax impact of adjustments	—	—	(428)	—
Adjusted Non-GAAP results	$200,783	$101,237	59,099	$0.43

Income tax			22,164
Interest expense			19,970
Depreciation and amortization			25,223
Share-based compensation			4,363
Adjusted EBITDA			$130,819
(1) Primarily professional service fees related to certain corporate initiatives, of which $0.2 million is included in cost of goods sold, $0.9 million is included in general and administrative expenses and $1.3 million is included in other non-operating expenses.

	Six Months Ended June 30, 2020
	Net Revenue	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted EPS
GAAP Results	$499,711	$168,711	$49,741	$82,728	$81,236	$0.15
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	996	946	0.01
Acquisition, disposal and integration related costs (1)	6,821	7,963	27,446	27,301	25,856	0.21
Facility transition costs	—	3,681	5,711	5,711	5,385	0.04
COVID-19 Costs (2)	—	2,082	2,388	2,388	2,271	0.02
Other	—	—	(20)	674	655	—
Change in fair-value of warrant liabilities	—	—	—	(62,718)	(62,718)	—
Tax impact of adjustments	—	—	—	(9,236)	(9,057)	(0.07)
Adjusted Non-GAAP results	$506,532	$182,437	$85,266	47,844	$44,574	$0.36

Income tax				14,977
Interest expense				22,305
Depreciation and amortization				26,477
Share-based compensation				4,502
Adjusted EBITDA				$116,105

(1) Acquisition, disposal and integration operating costs include $8.0 million of selling expense, $7.2 million of general and administrative expenses and $4.3 million of business combination transaction costs on the consolidated statement of operations.
(2) COVID-19 operating costs are included in general and administrative expenses on the consolidated statement of operations. Total COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses.